Prospectus Supplement Dated December 9, 2005 to          Filed Pursuant to Rule 424(b)(3)
Prospectus Dated August 3, 2005                                       File No. 333-126659


                                   RIVIERA TOOL COMPANY

                             3,782,531 Shares of Common Stock
                                      (No Par Value)

     On December 9, 2005, Riviera Tool Company entered into an Omnibus Amendment with Laurus Master Fund, Ltd. ("Laurus"), amending the term "Fixed Conversion Price" with respect to the Convertible Term Note (the "Term Note"), dated as of May 17, 2005, by Riviera Tool in favor of Laurus in the aggregate principal amount of $3,200,000 issued pursuant to the terms of the Securities Purchase Agreement, dated as of May 17, 2005, between Riviera Tool and Laurus. The term "Fixed Conversion Price," with respect solely to the Term Note, was amended as follows:

      The initial Fixed Conversion Price means $1.66; provided, however, that in respect of the first $150,000 of aggregate principal amount (the "Initial Converted Amount") of the Term Note converted into shares of our common stock, the Fixed Conversion Price in respect of such Initial Converted Amount (and the interest and fees associated therewith to the extent converted) shall be equal to $0.55.

     For purposes of this prospectus supplement and the related prospectus, any references to "Fixed Conversion Price" shall be amended as described above.